EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 14th day of August, 2006, by and between HAWK CORPORATION, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (hereinafter referred to as “Employer”), and JOSEPH J. LEVANDUSKI, an individual who resides at 9979 Barr Road, Brecksville, Ohio 44141 (hereinafter referred to as “Employee”).

R E C I T A L S :

A. Employer is engaged in the business of the business of designing, engineering, manufacturing and marketing friction materials and powder metal components used in a wide variety of aerospace, industrial, construction and other commercial applications (the “Company Business”).

B. Employee is currently employed by Employer as its Chief Financial Officer, on an “at will” basis, which employment is terminable by either party at any time for any reason or no reason.

C. The work of Employee for Employer has brought and is expected to continue to bring Employee into close contact with many confidential affairs of Employer not readily available to the public.

D. The parties are also contemplating entering into an agreement captioned “Change in Control Agreement” (hereinafter, the “Control Agreement”), a copy of which is attached hereto as Exhibit A.

E. The parties now desire to modify the employment relationship and establish certain protections and obligations, in the manner set forth in this Agreement and in the Control Agreement.

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Agreement and in the Control Agreement, the parties agree as follows:

1. Effective Date. This Agreement shall be effective on the first date after the execution by both of the parties of both this Agreement and the Control Agreement (the “Effective Date”).

2. Position, Duties and Responsibilities. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as its Chief Financial Officer, or to such other senior management position as the parties may define by mutual agreement. During the “Employment Period” (as hereinafter defined), the Chairman of the Board of Directors of Employer (the “Chairman”) or his designee shall be entitled to establish the business hours, conditions of employment, reporting relationships, job assignments, duties and responsibilities of Employee hereunder, and to modify the foregoing from time to time. Those duties include, without limitation, the duties set forth on the job description attached hereto as Exhibit B. As of the date hereof, Employee shall report to the Chairman. Employee shall devote all of his business efforts to the business of Employer.

3. Employment Period. The term of this Agreement shall be five (5) years, commencing on the Effective Date (hereinafter referred to as the “Employment Period”). Thereafter, the Employment Period may be extended for additional one year (1) periods, in each case upon the written agreement of the parties.

4. Compensation. For services rendered pursuant to this Agreement, and for the covenants and agreements of Employee set forth herein, Employee shall receive the following: (i) a base salary at the rate of $22,916.67 per month (annual rate: $275,000), which amount is subject to annual review and possible increase at the discretion of Chairman, with the advice and consent of the Compensation Committee of the Board of the Corporation (the “Compensation Committee”); (ii) an opportunity to earn incentive compensation on annual basis, in such amount and manner as may be determined by the Chairman, with the advice and consent of the Compensation Committee, with respect to a particular year; provided, however, that Employee must be actively employed by Employer at the end of a year in order to earn incentive compensation with respect to that year; notwithstanding the foregoing, in the year of termination of Employee’s employment, if the termination is under circumstances which entitle Employee to receive severance pay pursuant to the Control Agreement or Section 5(b) below, Employee shall earn a pro rata portion (computed as the number of days worked during the year divided by 365) of such incentive compensation for the year in which the termination occurs; (iii) four (4) weeks of vacation per year; provided, however, that unused vacation may not be carried over to a subsequent year; (iv) the right to participate in the standard benefits which Employer provides to all of its employees; (v) the right to participate in the Hawk Corporation 1997 Stock Option Plan and the 2000 Long Term Incentive Plan (collectively, the “Plans”) in accordance with and subject to all of the terms and conditions contained in the Plans, subject to the execution of such documents as may be required by the Committee appointed pursuant to the Plans; and (vi) such other benefits and/or perquisites as may be provided at the discretion of the Chairman from time to time.

5. Severance.

(a) The parties acknowledge and agree that (i) certain severance benefits may be provided to Employee pursuant to provisions of the Control Agreement, and (ii) Employee shall not be entitled to any of the “Severance Benefits” described in this Paragraph 5 if he is entitled to any severance benefits pursuant to the terms of the Control Agreement.

(b) Subject to the terms of subparagraph (a) above, in the event of the termination of Employee’s employment by Employer for a reason other than for “Cause”, Employer will continue to pay to Employee the “Annual Salary” for a period of twenty four (24) months following the date of termination, and will continue to provide to Employee and his family “Basic Medical Coverage” and “Executive Medical Benefits” (as hereinafter defined) for a period of twenty four (24) months following the date of termination. In addition, Employee shall be entitled to receive payment for any earned vacation which he had not used as of the date of termination. For purposes of this Agreement, the definition of “Annual Salary” shall be identical to the definition of “Annual Salary” set forth in Section 1.1(e) of the Control Agreement, and the definition of “Cause” shall be identical to the definition of “Cause” set forth in Section 1.1(k) of the Control Agreement, and each of those definitions is incorporated herein to the same extent as if it had been fully rewritten in this Agreement. For purposes hereof, “Basic Medical Coverage” shall mean the same group medical insurance coverage as is provided to all salaried employees, and “Executive Medical Benefits” shall mean the additional medical benefits that are provided (if any) from time to time to high level executives only, in each case on the same basis as such benefits had been provided immediately prior to the termination and subject to the provisions of the applicable plans.

(c) The continuation of Annual Salary, Basic Medical Coverage and Executive Medical Benefits described in subparagraph (b) above (collectively, the “Severance Benefits”) are intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee’s employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, “Employment Claims”). In consideration of Employer providing the Severance Benefits, upon his acceptance of any of the Severance Benefits, and without further action by Employee, Employee will be deemed to have released and waived any and all Employment Claims against Employer, and will be deemed to have covenanted not to sue Employer in connection with any Employment Claim, and Employee hereby so releases, waives and covenants. If Employer so requests, employee shall execute a General Waiver and Release of Claims form substantially the same as the “Release” which is attached to the Control Agreement as Exhibit A thereto, in which event Employer’s obligation to provide the Severance Benefits shall be conditioned upon the execution and delivery by Employee of such a release.

(d) In further consideration for such release and waiver and covenant not to sue, it is agreed that Employee shall not be required to mitigate damages, by seeking other employment or otherwise, and Employer shall not be entitled to set off against amounts payable to Employee pursuant to this subparagraph any amounts earned by Employee from other employment during the balance of the Employment Period.

(e) Employer’s obligation to provide the Severance Benefits shall also be subject to, and conditioned upon, Employee’s waiver of any other cash severance payment or other benefits provided Employer or its affiliates pursuant to any other severance agreement with Employee. No amount shall be payable under this Agreement to, or on behalf of, Employee unless and until the Employee has executed and delivered such a waiver, in a form to be presented by Employer.

6. Death of Employee. If Employee should die during the Employment Period, Employer (i) shall continue to pay compensation to Employee’s wife (or if at the time of Employee’s decease Employee has no wife, then to his beneficiaries) for a period of one year, at the rate of compensation earned by Employee immediately prior to his death, and (ii) shall continue to provide the Basic Medical Coverage and Executive Medical Benefits (as defined in paragraph 5(b) above) to Employee’s family for a period of one year. Employer shall have no further duties or obligations to Employee pursuant to this Agreement.

7. Disability of Employee.

(a) In the event that Employee shall become mentally or physically disabled (as hereinafter defined) during the Employment Period, Employer shall continue to pay compensation to Employee, at the rate of compensation earned by Employee immediately prior to his disability, for a period of one year after the onset of such disability. If, at the end of such period, Employee shall continue to be so disabled Employer may elect, upon ten days prior written notice, to discontinue payments of compensation, and to terminate this Agreement, and Employer shall have no further duties or obligations hereunder.

(b) For purposes of this paragraph 7, Employee shall become “mentally or physically disabled” if he is unable to perform the essential functions of his position, with or without reasonable accommodation. In the event that Employee believes that he would be able to perform the essential functions of his position with a reasonable accommodation, the parties shall engage in an interactive process concerning such possible accommodation, in accordance with applicable law. If Employee submits information from one or more physicians in support of that position, Employee hereby agrees to submit to examinations from one or more physicians selected by Employer, so long as the physicians selected by Employer are paid by Employer.

(c) The date on which the disability will be deemed to have occurred shall be the day after Employee last performed the services for Employer which are required of him pursuant to this Agreement, which performance of services was discontinued because of the mental or physical disability described herein.

8. Restrictive Covenants. The provisions of the restrictive covenants contained in Exhibit B to the Control Agreement (hereinafter, the “Restrictive Covenants”) are incorporated herein to the same extent as if they had been fully rewritten in this Agreement; except that, for purposes of this Agreement only, certain of the Restrictive Covenants shall be modified to provide as follows:

(a) The definition of the “Restricted Period” which is set forth in the first sentence of Section 3 of the Restrictive Covenants is hereby modified by changing the phrase “one (1) year following the termination of such employment” to read “two (2) years following the termination of such employment”.

(b) The initial phrase of Section 6 of the Restrictive Covenants is hereby modified by changing the phrase “During and for a period of two (2) years after the expiration of the Restricted Period” to read “During the Restricted Period”.

The Restrictive Covenants, as modified in this paragraph, shall survive the termination of this Agreement, however caused.

9. Disclosure. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

10. Incorporation by Reference from Control Agreement. Whenever the text of this Agreement contains language to indicate, in essence, that a portion of the Control Agreement is incorporated herein to the same extent as if it had been fully rewritten in this Agreement (or words of similar meaning), and the text so incorporated herein includes the term “Executive” or the “Corporation”, such terms shall have the following meanings in this Agreement: (i) “Executive” shall mean the Employee, and (ii) the Corporation shall mean the Employer, each of its subsidiary companies, each of the constituent entities of any of the foregoing, individually and collectively, and any successor of any of the foregoing (as described in Article V of the Control Agreement).

11. Governing Law and Jurisdiction. The parties intend that the validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Agreement, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Agreement upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.

12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

13. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

14. Notices. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to the parties at the addresses set forth on the first page of this Agreement, or to such other address as a party may designate by notice given pursuant to this paragraph.

15. Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

16. Remedies Cumulative; No Waiver. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

17. Governing Law; Jurisdiction: Limitations on Filing Actions. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Ohio. The parties intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof. The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within six (6) months after the date of the alleged breach, and in any event within six months after the date of termination of Employee’s employment, that any claim which is not filed within such six month period is waived, and that any statute of limitations to the contrary is hereby waived.

18. Acknowledgment. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he had other employment opportunities at the time he entered into this Agreement; (iv) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (v) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

HAWK CORPORATION
(“Employer”)

By: /s/ Ronald E. Weinberg
Its: Chairman and Chief Executive Officer

/s/ Joseph J. Levanduski
Joseph J. Levanduski (“Employee”)

EXHIBIT A

THE CONTROL AGREEMENT

See attached document.

EXHIBIT B

JOB DESCRIPTION

Title: Chief Financial Officer (CFO) for Hawk Corporation

Reporting Relationship:	Reports to the CEO

Education:
Bachelor’s degree in accounting, plus a successful combination of training and work experience in a manufacturing environment, and a CPA is required. Master’s degree in finance / accounting is desirable.

Personal Characteristics:
Excellent interpersonal skills (verbal and written); team player; able to work across organization lines to achieve results; good business skills; analytical and able to solve technical problems; able to visualize and conceptualize concepts ideas; able to quickly grasp and understand technical concepts and application; able to work up and down and across organization structure; able to work in a matrix/team based organization environment; high sense of urgency; outstanding problem solver; good analysis skills; strong personal computer skills Excel Access; high level of integrity; commitment to continuous improvement; understanding of modern accounting control and manufacturing theory and practice.

Work Experience:  Minimum of 10 to 15 years of progressively responsible work experience resulting in a controller’s role for a publicly traded manufacturing company with an integrated computer system.

Principal Area of Responsibility:  The primary focus of the CFO’s position is to direct the finance, accounting, information systems and control functions of the Company, maintain relationships with the investment and banking community, establish consistent policies and procedures throughout the organization to ensure timely and accurate financial information, oversee the Controllers consolidation of the divisional financial information, and ensure that all financial information is prepared in accordance with all GAAP and SEC reporting requirements. The CFO will establish, coordinate and administer an effective, on-going plan for the fiscal control of the operation including full P&L and Balance Sheet. The plan will include, but is not limited to, budgeting, cost control, profit maximization, SOX compliance, capital investing, cost standards, and SEC compliance. Further, the CFO will participate as a senior member of management in aligning the company’s financial goals and operations with its overall strategy.

Specific Duties:

•	Financial reporting: Provide oversight and guidance to controllers in order to maintain accurate general ledger, balance sheet, in accordance with GAAP.

•	Assure that financial reports are established that are required to properly manage the operations.

•	Provide timely reporting of financial performance to SEC in according to GAAP.

•
Establish the appropriate control environment to ensure compliance with Sarbanes Oxley requirements, and that are sufficient to provide a basis to provide appropriate certifications under Section 302 of the law.

•	Review and consolidate the Annual Operating and Capital Budgets for Hawk Corporation and each of its divisions.

•	Lead in the preparation of SEC disclosure information, and ensure that the divisional finance team is trained to understand SEC requirements.

•	Conduct timely reviews of financial data submitted by facilities / divisions as necessary.

•	Coordinate the preparation of all necessary information for external and internal audits.

•	Work with manufacturing sites on elimination of errors and misrepresentation of information.

•	Maintain integrity of informational systems used in the organization.

•	Facilitate the effectiveness of the information systems used at the divisional level, including QAD; and the financial consolidation package used at Hawk Corporation.

•	Ensure proper documentation of manufacturing processes is developed and maintained for accurate inventory standards, inventory valuations, and control.

•	Be a point of contact for external auditors, and ensure efficient audits and quarterly reviews.

•	Interpret manufacturing variances, and develop strategies to eliminate unfavorable results.

•	Administratively direct the group and site controllers and all staff associated with the department.

•	Provide input to the divisional controllers as they write annual performance appraisals and career planning processes for their staff.

•	Investigate and provide corrective action for any issues uncovered during the course of the job.

•	Facilitate and provide leadership on company initiatives towards continuous improvement, including best cost initiatives.

•	Establish, monitor and report on cost reduction programs;

•	Support Operations in all financial related issues including short-term problem solving and long-term systems issues.

•	Provide strategic input and leadership on corporate development projects (acquisitions, divestitures, etc.,)

•	Provide the organization with appropriate financial structure to carry out strategic initiatives including bank and high yield debt, and equity options.

•	Develop and maintain appropriate communications and relationships with the investment community.